Exhibit 3.1

AMENDED CERTIFICATE OF INCORPORATION
OF
GMX RESOURCES INC.
The undersigned officers of GMX RESOURCES INC., an Oklahoma corporation (the “Corporation”), hereby file this Amended Certificate of Incorporation to reflect an amendment to the Corporation’s Certificate of Incorporation as reflected in the amended and restated Article Fourth as set forth below:
FOURTH. The total number of shares of capital stock which the Corporation shall have authority to issue is two hundred sixty million (260,000,000) shares, divided into two hundred fifty million (250,000,000) shares of Common Stock of the par value of one tenth of one cent ($.001) per share and ten million (10,000,000) shares of Preferred Stock of the par value of one tenth of one cent ($.001) per share.
As of 5:00 p.m. (Oklahoma City local time) on January 3, 2013 (the “Effective Time”), each thirteen (13) (the “Reverse Split Factor”) shares of Common Stock issued and outstanding at such time shall be combined into one (1) share of Common Stock (the “Reverse Stock Split”). The par value of the Common Stock following the Reverse Stock Split shall remain $.001 per share. No fractional shares will be issued in connection with the Reverse Stock Split. Each shareholder of record who otherwise would be entitled to receive fractional shares, will be entitled to an amount in cash (without interest or deduction) equal to the fraction of one whole share to which such shareholder would otherwise be entitled multiplied by the product of: (y) the average of the closing prices of the Common Stock on the New York Stock Exchange or other principal market of the Common Stock, as applicable, for the five consecutive trading days immediately before the Effective Time and (z) the Reverse Split Factor. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (an “Old Certificate”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined pursuant to the Reverse Stock Split, subject to the elimination of fractional interests as described above.
The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article FOURTH, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Oklahoma, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.
The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:
(1) The number of shares constituting that series and the distinctive designation of that series;
(2) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date and the relative rights of priority, if any, of payment of dividends on shares of that series;
(3) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;
(4) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;
(5) Whether or not the shares of that series will be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in the case of redemption, which amount may vary under different conditions and at different redemption rates;
(6) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(7) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series; and
(8) Any other relative rights, preferences and limitations of that series.

The undersigned officers certify that the foregoing amendment was adopted in accordance with the procedures set forth in Section 1077 of the Oklahoma General Corporation Act.
IN WITNESS WHEREOF, the undersigned officers have executed this Amended Certificate of Incorporation this 18th day of December, 2012.

GMX RESOURCES INC.

By:	/s/ Ken L. Kenworthy, Jr.
Ken L. Kenworthy, Jr., Chairman of the Board of Directors and Chief Executive Officer

ATTEST:

/s/ James A. Merrill
James A. Merrill, Secretary